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                                                                     EXHIBIT 4.5


                          FIRST SUPPLEMENT TO INDENTURE


         THIS FIRST SUPPLEMENT TO INDENTURE, is dated as of June 19, 2002 (the "Supplement"), by and among CBRL Group, Inc., a Tennessee corporation (the "Company"), LRI Gift Card Management Co., a Colorado corporation ("LRI Gift Card Management"), and Wachovia Bank, National Association, as trustee (the "Trustee").

                              W I T N E S S E T H:

         WHEREAS, the Company, the Guarantors (as defined therein) which are party thereto, and the Trustee executed that certain Indenture dated as of April 3, 2002 (the "Indenture"), providing for the issuance of certain Liquid Yield Option(TM) Notes due 2032 (Zero Coupon-Senior) in the principal amount at maturity of up to Four Hundred Twenty-Two Million Fifty Thousand and 00/100 Dollars ($422,050,000) (the "Securities"), all of which currently are issued and outstanding; and

         WHEREAS, the Securities are fully guaranteed, on an unsecured senior basis, as to the payment of principal and interest by the Guarantors (as defined in the Indenture); and

         WHEREAS, Logan's Roadhouse, Inc., a Tennessee corporation and a Subsidiary (as defined in the Indenture) of the Company, is a Guarantor (as defined in the Indenture) under the Indenture; and

         WHEREAS, Logan's Roadhouse, Inc. formed LRI Gift Card Management, a "domestic Subsidiary" (as defined in the Indenture), on June 6, 2002; and

         WHEREAS, Section 13.03 of the Indenture provides that any "domestic Subsidiary" (as defined in the Indenture) formed by a Subsidiary (as defined in the Indenture) of the Company must execute and deliver to the Trustee a supplement to the Indenture pursuant to which such "domestic Subsidiary" (as defined in the Indenture) shall guarantee all of the obligations on the Securities; and

         WHEREAS, because LRI Gift Card Management must become a Guarantor (as defined in the Indenture) of the Securities in compliance with Section 13.03 of the Indenture, this Supplement is required by the terms of the Indenture; and

         WHEREAS, all acts and proceedings necessary have been done to make this Supplement, when executed and delivered by the Company, LRI Gift Card Management and the Trustee, the legal, valid and binding agreement of the Company and LRI Gift Card Management in accordance with its terms;

         NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         Section 1. Confirmation of the Indenture; Definitions. Except as amended and supplemented hereby, the Indenture is hereby confirmed and reaffirmed in all respects. Capitalized defined terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

         Section 2. Guarantee. LRI Gift Card Management does hereby guarantee all of the obligations on the Securities, whether for principal, interest (including contingent interest, and interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), if any and other amounts due in connection therewith (including any fees, expenses and indemnities), on a senior unsecured basis on the terms and subject to the limitations set forth in the


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Indenture as if it were an original party thereto. On and after the date hereof, the obligations of LRI Gift Card Management and the other Guarantors under the Indenture under their respective Guarantees shall be joint and several, and each reference in the Indenture to "Guarantor" shall be deemed to refer to all Guarantors, including, without limitation, LRI Gift Card Management.

         Section 3. Effectiveness of Supplement. This Supplement shall become effective immediately upon the execution hereof by the Company, LRI Gift Card Management and the Trustee.

         Section 4. Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 5. Governing Law. This Supplement shall be governed by and construed in accordance with the internal laws of the State of New York.


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         IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, all as of the date first above written.


                                                  LRI GIFT CARD MANAGEMENT CO.
ATTEST:

 /S/                                              By: /S/
------------------------------------------           --------------------------
Name:   Mary Sample                               Name:   Peter Kehayes
Title:  Chief Financial Officer, Treasurer        Title:  President
        and Secretary


                                                  WACHOVIA BANK, NATIONAL
                                                  ASSOCIATION, AS TRUSTEE
ATTEST:

 /S/                                              By: /S/
------------------------------------------          ---------------------------

Name: Greta Wright                                Name: Susan K. Baker
     -------------------------------------             ------------------------

Title:  Vice President                            Title: Vice President
      ------------------------------------              -----------------------


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                                               CBRL GROUP, INC.
ATTEST:

 /s/                                           By: /s/
------------------------------------              -----------------------------

Name: Michael A. Woodhouse                     Name: James F. Blackstock
     -------------------------------                ---------------------------

Title: President and CEO                       Title: Senior Vice President
      ------------------------------                 --------------------------


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